EXHIBIT 99.1

LAPORTE BANCORP, INC. ANNOUNCES APPOINTMENT OF
NEW CHAIRMAN OF THE BOARD OF THE LAPORTE SAVINGS BANK AND NEW PRESIDENT OF LAPORTE BANCORP, INC. AND THE LAPORTE SAVINGS BANK

LaPorte, IN – July 12, 2011. LaPorte Bancorp, Inc. (NASDAQ:LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), today announced the appointment of Lee A. Brady to the position of Chairman of the Board of the Bank. Mr. Brady will continue to serve as Chief Executive Officer of LaPorte Bancorp and the Bank.  Lee Brady joined LaPorte Savings Bank in 1974 and served as President and Chief Executive Officer for the past 22 years.  Paul G. Fenker, who will continue to serve as Chairman of the Board of LaPorte Bancorp, stated, “The Board of Directors is very pleased to appoint Lee Brady to this position.  His long history of leadership in our Bank and our community have prepared him for great success in this role.”

The Company also announced today the appointment of Michele M. Thompson to the position of President of LaPorte Bancorp and the Bank.  Ms. Thompson will continue to serve as Chief Financial Officer of LaPorte Bancorp and the Bank.  She joined the organization in 2003 and has served as Executive Vice President & Chief Financial Officer, as well as a member of the Board of Directors, since 2007.  Ms. Thompson has more than 30 years of banking experience in LaPorte and its surrounding communities.  Lee Brady stated, “Michele’s broad banking experience and her leadership skills make her an excellent appointment to the position of President for our Company. She has made many contributions in her current role and will continue to be a critical part of our future success.”  Ms. Thompson stated, “I am proud to represent such a strong community bank and look forward to working with our team to continue to provide outstanding service and value to our customers, communities, and shareholders.”

Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions of Northwest Indiana.  As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp and the Bank on the internet at www.laportesavingsbank.com, under Investor Relations.

This press release may contain statements relating to our future results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.  Investors are cautioned that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and other factors that may be described in our annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.